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                             SECOND AMENDMENT TO THE
                                DIRECTOR DEFERRED
                              COMPENSATION PLAN OF
                             UNITED NATIONAL BANCORP

            Upon mutual consent and for valuable consideration hereby recognized, this Second Amendment, dated November 19, 2002, to the Director Deferred Compensation Plan ("Plan") for United National Bank, which went into effect October 1st, 1997, is for the purpose of amending the Plan as follows:

            1. Wherever, the Plan refers to "United National Bank, a national banking association," or to "United National Bank," it shall henceforth be deemed to refer "UnitedTrust Bank, a New Jersey banking corporation," or "UnitedTrust Bank," respectively.

            2.    Section 1.1 of the Plan is amended to read as follows:

                  1.1 'Bank' means UNITEDTRUST BANK and any successor thereto.

            3. Section 1.17 of the Plan is amended to read as follows:

                  1.17 Interest Factor means monthly compounding or discounting, as applicable, at a rate determined annually in accordance with the following: the Interest Factor shall be equal to the greater of (i) eight percent (8%) or (ii) the annual rate of return on average tangible equity exclusive of unrealized gains or losses on available for sale securities for the Holding Company for the immediately preceding year minus five percent (5%); provided, however, that '(ii)' shall only be applicable if the Holding Company tier one capital ratio is equal to or greater than the well capitalized ratio, currently at six percent (6%).

            All other provisions of the Director Deferred Compensation Plan for United National Bancorp, which are not specifically modified by this Second Amendment, are hereby incorporated and shall remain in full force and effect.